EXHIBIT 99.1

Antero Resources Announces Marcellus Shale Acquisition and Record Production Rate

Denver, Colorado, September 26, 2011—Antero Resources today announced that it has acquired a 7% overriding royalty interest (ORI) from CONSOL Energy in approximately 115,000 net acres located in the southwestern core of the Marcellus Shale  play on a large portion of Antero’s existing West Virginia and Pennsylvania acreage position for $193 million.  The cash transaction closed on September 21, 2011 with an effective date of July 1, 2011, and was funded with undrawn capacity on Antero’s credit facility.

The acquisition of the CONSOL ORI increases Antero’s average net revenue interest to 87% in the 115,000 net Marcellus acres that the company acquired from Dominion Resources in September 2008 and adds 12 MMcfd of current net daily production in existing Antero operated wells, free of incremental lease operating costs.  Antero estimates that the ORI acquisition adds over 500 Bcfe of net risked resource to Antero’s resource base, including over 60 Bcfe of proved reserves, free of incremental capital and lease operating costs.  As part of the transaction, Antero and CONSOL cleared a lease ownership discrepancy adding an additional 5,000 net acres contiguous to Antero’s leasehold position in West Virginia.  Under the terms of the acquisition agreement, the parties have also eliminated all future Antero Marcellus Shale drilling requirements and most of the data sharing obligations associated with Antero’s 2008 Dominion leasehold purchase.  These drilling and data sharing obligations to Dominion Resources were conveyed to CONSOL Energy when CONSOL acquired Dominion’s Appalachian Basin oil and gas exploration and production business in April 2010.

Following the closing of the acquisition and the clearing of ownership discrepancy on the 5,000 net acres mentioned previously, Antero now owns over 200,000 net acres of leasehold in the Marcellus Shale play.  Antero currently has 227 MMcfd of gross operated production from the Marcellus Shale, 99% of which is coming from 53 horizontal wells, resulting in 181 MMcfd of net production following the ORI acquisition.  The production associated with the ORI acquisition increases current estimated company-wide net production to approximately 300 MMcfed, a new record for Antero.

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Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Arkoma Basin in Oklahoma and the Piceance Basin in Colorado.  Our website is www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Undeveloped net risked resource is an estimate prepared by Antero’s internal reserve engineers including proved, probable and possible reserves using the June 30, 2011 5-year futures strip prices averaging $4.99 per MMBtu for natural gas, $98.37 per barrel for WTI oil and current NGL price correlations to WTI.  For more information, contact Chad Green, Finance Manager, at (303) 357-7339 or cgreen@anteroresources.com.